AGENCY AGREEMENT

January 27, 2020

IntelGenx Technologies Corp.

6420 Abrams

Ville Saint-Laurent, Québec H4S 1Y2

Attention: Horst G. Zerbe, Chief Executive Officer

Dear Sir:

The undersigned, Echelon Wealth Partners Inc. (the “Agent”) understands that IntelGenx Technologies Corp. (the “Corporation”) proposes to issue and offer for sale up to an aggregate amount of 20,000,000 units of the Corporation (each, an “Offered Unit” and collectively, the “Offered Units”) at the purchase price of $0.50 per Offered Unit (the “Offering Price”) for minimum aggregate gross proceeds to the Corporation of $5,000,000 (“Minimum Offering”) and maximum aggregate gross proceeds of $10,000,000 (the “Offering”).  Each Offered Unit will be comprised of one share of common stock (a “Common Share”) of the Corporation, and one Common share purchase warrant (each, a “Warrant” and the Common Shares underlying the Warrants, the “Warrant Shares”). Each Warrant entitles the holder thereof to acquire one Common Share for an exercise price of $0.75 per Common Share (the “Exercise Price”) for a period of 36 months following the Closing Date.

The Corporation hereby grants an option (the "Over-Allotment Option") to the Agent entitling the Agent to increase the size of the Offering by an amount up to an additional 15% of the Offered Units, at the Offering Price, exercisable in whole or in part at any time for a period of thirty (30) days following and including the Closing Date (as hereinafter defined).  The  Agent will provide the Corporation with notice, in the form attached hereto as Schedule "A", of their intention to exercise all, or a portion of, their Over-Allotment Option at least two (2) Business Days (as hereinafter defined) prior to each proposed Closing Date in respect of each exercise of the Over-Allotment Option.

In connection with the issue and offer for sale of the Offered Units as set forth above (the “Offering”), the Corporation has (i) prepared and filed with the Autorité des marchés financiers (the “Principal Regulator”) and the other Securities Regulators (as hereinafter defined) in accordance with National Instrument 44-101 – Short Form Prospectus a preliminary short form prospectus dated December 18, 2019 (the “Preliminary Prospectus”); (ii) has addressed the comments made by the Principal Regulator, for and on behalf of itself and each of the other Securities Regulators pursuant to the Passport Procedures (as hereinafter defined); (iii) has been cleared by the Principal Regulator, for and on behalf of itself and each of the other Securities Regulators pursuant to the Passport Procedures to file the Final Prospectus (as hereinafter defined); and (iv) has received from the TSX Venture Exchange (the “TSXV”) two conditional approval letters dated January 23, 2020 to list the Common Shares, the Warrants, the Warrant Shares and the Compensation Shares  (as hereinafter defined) on the TSXV.

The Corporation has prepared and will file, concurrently with the execution of this Agreement, the Final Prospectus and all other necessary documents in order to create, authorize and issue the Offered Units and to qualify the Offered Units for distribution to the public in each of the Selling Jurisdictions (as hereinafter defined), and will have obtained the Final Receipt (as hereinafter defined) prior to completing the Offering.

In addition, and further in connection with the Offering, (i) the Corporation has prepared and filed with the United States Securities and Exchange Commission ("SEC") a Registration Statement on Form S-1 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") containing the U.S. Prospectus (as hereinafter defined), for the purpose of registering under the U.S. Securities Act the Offered Units being sold in the Selling Jurisdictions (as hereinafter defined); (ii) the Corporation has addressed the comments made by the SEC; and (iii) the SEC will have declared the Registration Statement effective prior to completing the Offering.

Subject to the terms and conditions set out below, the Corporation hereby appoints the Agent to act as lead agent and sole bookrunner to the Corporation, and the Agent hereby agrees to act as the placement agent of the Corporation, in respect of the Offering on a commercially reasonable best efforts basis in the Selling Jurisdictions (as hereinafter defined). The Qualifying Jurisdictions other than the Province of Quebec, together with any jurisdiction other than the United States or any other province or territory of Canada, are hereinafter referred to collectively as the "Selling Jurisdictions". Unless otherwise agreed to by the Agent and the Corporation, no sales of Offered Units may be made to any purchaser in the United States, certain offshore jurisdictions or any province or territory of Canada other than the provinces of Ontario, Manitoba, Alberta and British Columbia.

The Corporation agrees that the Agent and Selling Group Members (as hereinafter defined) are under no obligation to purchase any of the Offered Units and are not required to sell any specific number or dollar amount of the Offered Units.

In consideration for the Agent’s services to the Corporation in connection with the Offering, the Corporation agrees to pay to the Agent, at Closing (as hereinafter defined) an aggregate amount in cash (the “Agent’s Fee”) equal to 7.0% of the aggregate gross proceeds from the sale of the Offered Units pursuant to the Offering (including in respect of proceeds derived from the exercise of the Over-Allotment Option). As additional consideration, the Corporation will issue warrants to the Agent which entitles the holder thereof to acquire one Common Share for an exercise price of $0.75 per Common Share for a period of 36 months following the Closing Date (the “Compensation Warrants” and the Common Shares underlying the Compensation Warrants, the “Compensation Shares”) in an amount equal to 7.0% of the Offered Units issued pursuant to the Offering (including in respect of Offered Units issued upon exercise of the Over-Allotment Option).  The Compensation Warrants shall have the same terms as the Warrants issued to the Purchasers. The Agent’s Fee and the Compensation Warrants will be paid by the Corporation to the Agent at Closing. Notwithstanding the foregoing, the Corporation shall only pay the Agent a cash fee in an amount equal to 3.5% (with respect to such amount, in lieu of, and not in addition to, the Agent’s Fee as set forth above) of the aggregate gross proceeds of the Offering on the Corporation’s President’s List and will only issue Compensation Warrants to purchase up to 3.5% of the Offered Units sold under the President’s List.

It is a condition to Closing that gross proceeds of at least $5,000,000 be raised from the sale of Offered Units in the Offering. The Agent will hold in trust all funds received from subscriptions for Offered Units until the Minimum Offering has been raised. If the Minimum Offering is not raised on or before the date that is 90 days after the date of the Final Receipt, the Agent shall return the funds to the subscribers without any deduction or interest.

If within a period of eight (8) months from the Closing of the Offering (the "Right of Refusal Period") and only if the Offering has been completed, the Corporation undertakes a public or private offering of debt, equity or equity-based securities, or otherwise requires advisory services, the Agent will have a right of first refusal ("Right of First Refusal") to serve as the sole bookrunner, lead manager or exclusive placement agent for such financing or advisor for such advisory mandate.

In the event that the Right of First Refusal is exercised, the Corporation and the Agent may enter into a separate agreement or other appropriate documentation for such engagement containing such compensation and other terms and conditions as are customary for similar engagements, including, without limitation, appropriate indemnification provisions, as deemed appropriate under applicable circumstances.

The foregoing Right of First Refusal must be exercised by the Agent within five (5) Business Days following written notification from the Corporation that the Corporation requires or proposes to obtain additional financing, failing which the Agent shall relinquish its rights with respect to that particular engagement only and shall continue to have a Right of First Refusal in relation to any other public or private offering of debt, equity, equity-based securities of the Corporation during the Right of First Refusal Period. If, prior to, or any time after, providing the Agent with such written notice, the Corporation has received an offer from a third party to serve as lead manager or exclusive placement agent in connection with a financing, or advisor for an advisory mandate, the terms upon which such third party has proposed to act in such capacity shall be disclosed to the Agent by the Corporation in writing, and the Agent shall be entitled to exercise its Right of First Refusal by notifying the Corporation, within five (5) Business Days following written notification from the Corporation, of its intention to act as an Agent in connection with the proposal put forth by such third party. The Corporation confirms that there are no other rights of first refusal and/or right of participation to provide debt or equity financing or financial advisory services to the Corporation currently outstanding.

The Corporation agrees that the Agent, in consultation with the Corporation, will be permitted to appoint other appropriately registered investment dealers to form a selling group to participate in the offering of the Offered Units. The Corporation grants all of the rights and benefits of this Agreement to any investment dealer who is a member of any Selling Group formed by the Agent and appoints the Agent as representatives for all such investment dealers, and the Agent hereby accepts this appointment and agrees to exercise such rights and benefits for and on behalf of all such investment dealers. The Agent shall ensure that any investment dealer who is a member of any Selling Group formed by the Agent pursuant to the provisions of this subsection or with whom the Agent has a contractual relationship with respect to the Offering, if any, shall comply with the covenants and obligations of the Agent herein. The Agent shall, however, be under no obligation to engage any sub-agent or form any Selling Group. Such other brokers and dealers, together with the Agent, are collectively referred to herein as the "Selling Group".

ARTICLE 1
DEFINED TERMS

In addition to the terms defined above, where used in this Agreement the following terms shall have the respective meanings set out below:

"affiliate", "distribution", "material fact", "material change", "misrepresentation" and "subsidiary" have the respective meanings ascribed to such terms in the Securities Act (Québec);

"Agent" has the meaning given to it above;

"Agent's Counsel" means Dickinson Wright LLP in Canada and Dickinson Wright PLLC in the U.S.;

"Agent's Fee" has the meaning given to it above;

"Agreement" means the agreement resulting from the acceptance by the Corporation of the offer made by the Agent by this agreement, including all schedules hereto, as amended or supplemented from time to time;

"Business Day" means a day which is not a Saturday or Sunday or a statutory or civic holiday or a day on which commercial banks are not open for business in Montreal, Québec or New York City, New York;

"Canadian Securities Laws" means all applicable securities laws in each of the Qualifying Jurisdictions and the respective regulations, rules and forms thereunder together with applicable orders, rulings, instruments and published policy statements of the Securities Commissions;

"CDS" has the meaning set out in Section 7.1;

"Closing" means the closing of the delivery of and payment for the Offered Units (including the closing in respect of the Over-Allotment Option);

"Closing Date" means on or about February 11, 2020 or such other date as the Corporation and the Agent may agree;

"Closing Time" means 8:00 a.m. (Montreal time) on the Closing Date or such other time on the Closing Date as the Corporation and the Agent may agree upon in writing;

"Confidential Information" has the meaning set out in Section 3.1;

"Common Shares" means the common shares in the capital of the Corporation;

"Compensation Warrants" has the meaning given to it above;

"Compensation Warrant Certificates" means the definitive form of certificate representing the Compensation Warrants;

"Corporation" means IntelGenx Technologies Corp.;

"Corporation's Auditors" means such firm of chartered accountants as the Corporation may have appointed or may from time to time appoint as auditors of the Corporation, including prior auditors of the Corporation, as applicable;

"Corporation's Canadian Counsel" means McCarthy Tétrault LLP;

"Corporation's Intellectual Property Counsel" means Butzel Long PC;

"Corporation's U.S. Counsel" means Dorsey & Whitney LLP;

"Documents Incorporated by Reference" means all financial statements, management information circulars, annual information forms, material change reports, business acquisition reports or other documents filed by the Corporation, whether before or after the date of this Agreement, that are incorporated by reference, or deemed to be incorporated by reference pursuant to NI 44-101, into the Prospectus or any Supplementary Material;

"Engagement Letter" means the engagement letter dated December 10, 2019 entered into between the Agent and the Corporation in connection with the Offering;

"FDA" has the meaning set in Section 8.1(dd)(i);

"Final Prospectus" means the final short form prospectus dated January 27, 2020 together with Documents Incorporated by Reference therein;

"Final Receipt" means the receipt issued by the Principal Regulator under the Passport System in respect of the Final Prospectus;

"Financial Information" means the Financial Statements and any selected financial data which is the subject of the opinion of the Corporation's Auditors, including the sections entitled "Consolidated Capitalization" and any other financial data which is the subject of the opinion of the Corporation's Auditors or included or incorporated by reference in the Prospectus;

"Financial Statements" means the financial statements of the Corporation included in the Documents Incorporated by Reference, including the notes to such statements and any related auditors' report on such statements;

"Indemnified Parties" has the meaning set out in Section 11.1;

"Indemnitor" has the meaning set out in Section 11.1;

"Intellectual Property Rights" has the meaning set out in Section 8.1(bb)(i);

"Lock-up Period" has the meaning set out Section 8.1(vv);

"Lock-up Agreement" has the meaning set out in Section 8.1(vv);

"material" or "materially" means, in relation to the Corporation, material to the Corporation after giving effect to the transactions contemplated by the Prospectus or this Agreement to be completed at or prior to the Closing Time, including for greater certainty the Offering;

"Material Adverse Effect" means, any change or effect in the business, operations, results of operations, assets, capitalization, financial condition, rights or liabilities of the Corporation which is materially adverse to the business, operations or financial condition of the Corporation;

"NI 44-101" means National Instrument 44-101 - Short Form Prospectus Distributions;

"NI 51-102" means National Instrument 51-102 - Continuous Disclosure Obligations;

"Offering" has the meaning given to it above;

"Offering Price" has the meaning given to it above;

"Offered Unit" has the meaning given to it above;

"Passport System" means the system and procedures for prospectus filing and review under Multilateral Instrument 11-102 - Passport System adopted by the Securities Commissions (other than the Ontario Securities Commission) and National Policy 11-202 - Process for Prospectus Reviews in Multiple Jurisdictions;

"Preliminary Prospectus" means the amended and restated preliminary short form prospectus of the Corporation dated December 18, 2019, together with Documents Incorporated by Reference therein;

"President's List" means the list of subscribers provided by the Corporation attached hereto as Schedule "B";

"Principal Regulator" means the Autorité des marchés financiers du Québec;

"Prospectus" means, collectively, the Preliminary Prospectus, the Final Prospectus and any Supplementary Material;

"Purchasers" means, collectively, each of the purchasers of Offered Units offered for sale by the Selling Group pursuant to the Offering;

"Qualifying Jurisdictions" means the provinces of Quebec, Ontario, Manitoba, Alberta and British Columbia;

"Registration Statement" has the meaning given to it above;

"Regulation S" means Regulation S promulgated under the U.S. Securities Act;

"Right of First Refusal Period" has the meaning given to it above;

"Right of First Refusal" has the meaning given to it above;

"SEC" has the meaning given to it above;

"Securities Commissions" means, collectively, the securities commissions or similar regulatory authorities in the Qualifying Jurisdictions;

"Securities Laws" means, unless the context otherwise requires, all Canadian Securities Laws and U.S. Securities Laws;

"SEDAR" means the system for electronic document analysis and retrieval operated by the Canadian Securities Administrators;

"Selling Group" has the meaning given to it above;

"Selling Group Member" means a member of the Selling Group other than the Agent;

"Selling Jurisdictions" has the meaning given to it above;

"Standard Listing Conditions" has the meaning set out in Section 9.1(a);

"Subsidiary" has the meaning set out in Section 8.1(b);

"Supplementary Material" means, collectively, any amendment to the Prospectus or U.S. Final Prospectus, any post-effective amendment to the Registration Statement, any amended or supplemental prospectus or ancillary material required to be filed under Securities Laws in connection with the distribution of the Offered Units together with the Documents Incorporated by Reference therein;

"to the knowledge of the Corporation", "the Corporation's knowledge" and similar phrases, mean, in respect of each representation and warranty or other statement which is qualified by such phrases, that such representation and warranty or other statement is being made based upon the actual knowledge of the Corporation's Chief Executive Officer, the President and Chief Financial Officer, the Corporate Secretary or the Director, Intellectual Property & Legal Affairs;

"Transfer Agent" means Philadelphia Stock Transfer, Inc., in its capacity as transfer agent and registrar of the Common Shares;

"TSXV" means the TSX Venture Exchange;

"U.S." or the "United States" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"U.S. Final Prospectus" means the U.S. Prospectus, or if any pricing or other information has been omitted from the U.S. Prospectus at the time the Registration Statement became effective as permitted by Rule 430A under the U.S. Securities Act, means the form of prospectus filed or to be filed pursuant to Rule 424(b) under the U.S. Securities Act containing such previously omitted information;

"U.S. Prospectus" means the prospectus forming part of the Registration Statement at the time it became effective, which prospectus may omit pricing and other information as permitted by Rule 430A under the U.S. Securities Act;

"U.S. Securities Act" has the meaning given to it above;

"U.S. Securities Laws" means all applicable securities legislation in the United States, including without limitation, the U.S. Securities Act, the U.S. Exchange Act and the rules and regulations promulgated thereunder, and the rules and policies of the SEC;

"Warrant Indenture" means the indenture to be entered into between the Corporation and TSX Trust Company under which the Warrants will be issued.

ARTICLE 2
PROSPECTUS

2.1. The Corporation has prepared and filed the Preliminary Prospectus in accordance with applicable Canadian Securities Laws, including NI 44-101 and the Passport System, of each of the Securities Commissions in each of the Qualifying Jurisdictions. The Principal Regulator, in its capacity as principal regulator in accordance with the Passport System, has issued a receipt in respect of the Preliminary Prospectus deeming that a receipt has been issued by the Principal Regulator and the Securities Commissions. The Corporation has been notified by the Principal Regulator that it is allowed to file the Final Prospectus.

2.2. The Corporation has prepared and will file, concurrently with the execution of this Agreement, the Final Prospectus and all other necessary documents under the securities laws of the Qualifying Jurisdictions, in order to create, authorize and issue the Offered Units and to qualify the Offered Units for distribution to the public in each of the Selling Jurisdictions, and will have obtained the Final Receipt prior to completing the Offering. In addition, if any pricing or other information was previously omitted from the U.S. Prospectus in accordance with Rule 430A under the U.S. Securities Act at the time the Registration Statement became effective, the Corporation shall prepare and will file, within the prescribed time and prior to completing the Offering, a form of final prospectus with the SEC pursuant to Rule 424(b) under the U.S. Securities Act containing any pricing or other information previously omitted from the U.S. Prospectus.

2.3. Until the date on which the distribution of the Offered Units is completed, the Corporation shall use commercially reasonable efforts to promptly take, or cause to be taken, all additional steps and proceedings that may from time to time be required: (i) under Securities Laws to continue to qualify the distribution of the Offered Units for sale to the public, in each of the Selling Jurisdictions and, if applicable, in the other Selling Jurisdictions; and (ii) under the U.S. Securities Act, to maintain the effectiveness of the Registration Statement and to ensure that, at the time of the sale of the Offered Units, it does not contain any material misstatement, or omit any information necessary to make any statement contained therein not misleading, including the filing of any post-effective amendment to the Registration Statement as may be necessary.

2.4. Concurrently with the filing of the Final Prospectus under Canadian Securities Laws, the Corporation shall deliver to the Agent:

(a) a copy of the Final Prospectus, signed and certified as required by the Canadian Securities Laws applicable in the Qualifying Jurisdictions, together with any Documents Incorporated by Reference not previously filed;

(b) a copy of any other document required to be filed by the Corporation in compliance with Canadian Securities Laws in connection therewith;

(c) a customary "long-form" comfort letter of the Corporation's Auditors dated as of the date of the Final Prospectus (with the requisite procedures to be completed by the Corporation's Auditors within two Business Days of the date of the Final Prospectus) addressed to the Agent and to the directors of the Corporation in form and substance satisfactory to the Agent and Agent's Counsel, acting reasonably, with respect to certain financial and accounting information relating to the Corporation and other numerical data in the Prospectus, including all Documents Incorporated by Reference, which letter shall be in addition to the auditors' report incorporated by reference into the Prospectus and contained in the U.S. Final Prospectus, and any auditors' consent letters addressed to the Securities Commissions or the SEC; and

(d) prior to or concurrent with the filing of the Final Prospectus, copies of correspondence indicating that the applications for the listing on the TSXV of the Common Shares and Warrants issuable in connection with the Offering, the Warrant Shares issuable on the conversion of the Warrants and the Compensation Warrant Shares issuable on the conversion of the Compensation Warrants, have been approved for listing, subject only to the satisfaction by the Corporation of customary conditions as set out in the TSXV conditional approval letter in respect of the Offering.

2.5. If the Corporation is required to prepare Supplementary Material, the Corporation shall prepare and deliver promptly to the Agent a signed copy of such Supplementary Material including any Documents Incorporated by Reference therein which have not been previously delivered. Concurrently with the delivery of any Supplementary Material, the Corporation shall deliver to the Agent an updated form of "long-form" comfort letter referred to in Section 2.4(c) to the extent it is in need of updating or revision.

2.6. Delivery of the executed form of the Prospectus to the Agent shall constitute a representation and warranty by the Corporation to the Agent and, if applicable, the Selling Group Members, that as at the date of delivery:

(a) all information and statements (except information and statements provided by or relating solely to the Agent) contained in the Prospectus and Registration Statement are true and correct in all material respects and contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Corporation and the Offered Units, including the Common Shares issuable on the conversion of the Warrants and the Compensation Warrants;

(b) no material fact or information has been omitted from the Prospectus or Registration Statement (except that no representation or warranty is given regarding facts or information provided by or relating solely to the Agent) which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading, or not misleading in the light of the circumstances under which they were made;

(c) such document complies in all material respects with the requirements of Canadian Securities Laws, and the Registration Statement and U.S. Final Prospectus comply in all material respects with the requirements of the U.S. Securities Act; and

(d) except as set forth or contemplated in the Prospectus or U.S. Prospectus or any Supplementary Material or as has otherwise been publicly disclosed, there has been no material change (actual, anticipated, contemplated, proposed or, to the knowledge of the Corporation, threatened) in the business, affairs, business prospects, operations, asset liabilities (contingent or otherwise), capital of the Corporation since the end of the period covered by the Financial Statements.

2.7. Such deliveries shall also constitute the Corporation's consent to the Agent and any other member of the Selling Group use of the Prospectus and U.S. Final Prospectus for the distribution of the Offered Units in compliance with the provisions of this Agreement, Canadian Securities Laws, the U.S. Securities Act and all other applicable securities laws.

2.8. If requested by the Agent, the Corporation shall deliver or cause to be delivered, without charge to the Agent or, if applicable, the Selling Group Members, commercial copies of the Final Prospectus and any Supplemental Material, and will use its commercially reasonable efforts to ensure that such commercial copies are delivered to such addresses as the Agent and, if applicable, the Selling Group Members may reasonably request as soon as possible and, in the case of the Final Prospectus, on or before a date which is two Business Days after the filing of the Final Prospectus in the Qualifying Jurisdictions. The Agent shall after the Closing Date give prompt written notice to the Corporation when, in the opinion of the Agent, it has completed the distribution and offering of the Offered Units and of the total proceeds realized in each of the Selling Jurisdictions.

ARTICLE 3
DUE DILIGENCE

3.1. Prior to the filing of the Final Prospectus, any U.S. Final Prospectus  and  any  Supplementary Material (other than any material filed prior to the date hereof and incorporated by reference therein), the Corporation will allow the Agent and the Selling Group Members to participate in the preparation of the Final Prospectus, any U.S. Final Prospectus, any Supplementary Material and shall allow the Agent and the Selling Group Members to conduct all due diligence which it may reasonably require to conduct in order to fulfill their obligations, in order to enable the Agent to responsibly execute the certificate required to be executed by the Agent in the Prospectus and any applicable Supplementary Material. All information provided to the Agent and the Selling Group Members which is not in the public domain (the "Confidential Information") will be kept confidential by the Agent and the Selling Group Members and such Confidential Information will not be used or disclosed by the Agent, the Selling Group Members or their respective representatives for any purpose other than the Agent's and the Selling Group Members' due diligence review. The Agent and the Selling Group Members shall ensure that each of their representatives, including employees, professional consultants and agents, if any, shall be made aware of and be bound by this Section 3.1 prior to receiving any such Confidential Information.

ARTICLE 4

COVENANTS AND REPRESENTATIONS OF THE AGENT

4.1. The Agent (for and on behalf of the other members of the Selling Group) represents and warrants to, and covenants with, the Corporation, acknowledging that the Corporation is relying upon such representations, warranties and covenants in acting hereunder the Agent and each other member of the Selling Group, as applicable:

(a) has complied and will comply, and shall require any other member of the Selling Group to comply, with Securities Laws in connection with the distribution of the Offered Units, shall ensure that each member of the Selling Group agrees to comply with the covenants and obligations given by the Agent herein, to the extent applicable, and shall only offer the Offered Units in the Selling Jurisdictions directly and through the Selling Group only upon the terms and conditions set out in the Prospectus and this Agreement. The Agent agree to obtain such an agreement of each member of the Selling Group. The Agent will offer and sell, and shall require any member of the Selling Group to offer and sell, the Offered Units only in the Selling Jurisdictions where they may be lawfully offered for sale or sold. For greater certainty, the Agent will not offer or sell, and shall require that no member of the Selling Group offer or sell, the Offered Units in the Province of Quebec or the United States;

(b) by its execution of this Agreement, certifies that the Agent is not a person or company in respect of which the Corporation is a "connected issuer" or a "related issuer" within the respective meanings of those terms in National Instrument 33-105 - Underwriting Conflicts of the Canadian Securities Administrators;

(c) shall not, and shall require each member of the Selling Group to agree to not, directly or indirectly, sell or solicit offers to purchase the Offered Units or distribute or publish any offering circular, prospectus, form of application, advertisement or other offering materials in any country or jurisdiction so as to require registration or filing of a prospectus with respect thereto or compliance by the Corporation with regulatory requirements (including any continuous disclosure obligations) under the laws of, or subject the Corporation (or any of its directors, officers or employees) to any inquiry, investigation or proceeding of any securities regulatory authority, stock exchange or other authority in, any jurisdiction (other than the filing of the Preliminary Prospectus, the Final Prospectus, the U.S. Final Prospectus, or any Supplementary Material in the Qualifying Jurisdictions or with the SEC);

(d) shall provide a breakdown of the number of Units distributed and proceeds received in each of the Selling Jurisdictions where such breakdown is required for the purpose of calculating fees payable to the Securities Commissions (which breakdown shall be provided not later than three Business Days prior to the applicable fee payment deadline);

(e) in the case of electronic delivery of the Prospectus, comply with the provisions of National Policy 11-201 - Electronic Delivery of Documents of the Canadian Securities Administrators and provide written confirmation of such delivery promptly following completion thereof;

(f) holds all licenses and permits that are required for carrying on its business in the manner in which such business has been carried on;

(g) has good and sufficient right and authority to enter into this Agreement and complete the transactions contemplated under this Agreement on the terms and conditions set forth herein; and

(h) is duly and appropriately registered under the securities laws of the Qualifying Jurisdictions and the other Selling Jurisdictions as applicable so as to permit it to lawfully fulfil its obligations hereunder.

ARTICLE 5
MARKETING MATERIALS

5.1. Until the Closing or termination of this Agreement, the Corporation and the Agent shall approve in writing (prior to such time that marketing materials are first provided to potential investors) any marketing materials (and amendments thereto) reasonably requested to be provided by the Agent to any potential investor of the Offered Units, such marketing materials to comply with Securities Laws. The Agent shall provide a copy of any marketing materials used in connection with the Offering to the Corporation in accordance with this Section 5.1 at the latest on or before the day the marketing materials are first provided to any potential investor of Offered Units. The Corporation shall file a template version of such marketing materials with the Securities Commissions as soon as reasonably practicable after such marketing materials are so approved in writing by the Corporation and the Agent, and in any event on or before the day the marketing materials are first provided to any potential investor of Offered Units, and such filing shall constitute the Agent's authority to use such marketing materials in connection with the Offering. Any comparables shall be redacted from the template version in accordance with NI 44-101 prior to filing such template version with the Securities Commissions and a complete template version containing such comparables and any disclosure relating to the comparables, if any, shall be delivered to the Securities Commissions by the Corporation.

5.2. The Corporation and the Agent (for and on behalf of the Agent and the other members of the Selling Group), on a joint (and not solidary, nor joint and several) basis, covenant and agree:

(a) not to provide any potential investor of Offered Units with any marketing materials unless a template version of such marketing materials has been filed by the Corporation with the Securities Commissions on or before the day such marketing materials are first provided to any potential investor of the Offered Units;

(b) not to provide any potential investor with any materials or information in relation to the distribution of the Offered Units or the Corporation other than (i) such marketing materials that have been approved and filed in accordance with this Article 5 (ii) the Prospectus; and (iii) any standard term sheets approved in writing by the Corporation and the Agent; and

(c) that any marketing materials approved and filed in accordance with this Article 5 and any standard term sheets approved in writing by the Corporation and the Agent, shall only be provided to potential investors in the Selling Jurisdictions where the provision of such marketing materials or standard term sheets does not contravene Securities Laws.

The Corporation covenants and agrees to file with the SEC pursuant to Rule 433 under the U.S. Securities Act any marketing materials or other materials required to be so filed as a "free writing prospectus" within the time required by such rule.

The Agent (for and on behalf of the Agent and the other members of the Selling Group) covenants and agrees to comply with Securities Laws in connection with the provision of marketing materials to potential investors, including by sending, as soon as practicable following the filing of the Prospectus with the Securities Commissions in each of the Selling Jurisdictions, a copy of the Prospectus to each person that previously received marketing materials and expressed an interest in purchasing the Offered Units.

ARTICLE 6
MATERIAL CHANGE DURING DISTRIBUTION

6.1. The Corporation will promptly notify the Agent in writing if, prior to termination of the distribution of the Offered Units, there shall occur any material change or change in a material fact contained in the Prospectus, the U.S. Final Prospectus, the Registration Statement or any Supplementary Material or any event or development involving a prospective material change or a change in a material fact or any other material change concerning the Corporation or any other change which, in each case, is of such a nature as to result in, or could be considered reasonably likely to result in, a misrepresentation in the Prospectus, the U.S. Final Prospectus, the Registration Statement or any Supplementary Material, as they exist immediately prior to such change, or could render any of the foregoing, as they exist immediately prior to such change, not in compliance with any Securities Laws.

6.2. During the period of distribution of the Offered Units, the Corporation will promptly notify the Agent in writing with full particulars of any such change referred to in the preceding paragraph and the Corporation shall, to the satisfaction of the Agent, acting reasonably, provided that the Agent has taken all actions required by it hereunder to permit the Corporation to do so, file promptly and, in any event, within all applicable time limitation periods with the Securities Commissions or the SEC a new Prospectus, the U.S. Final Prospectus, post-effective amendment to the Registration Statement or other Supplementary Material, as the case may be, or material change report as may be required under the Securities Laws and shall comply with all other applicable filing and other requirements under Securities Laws including any requirements necessary to qualify the distribution of the Offered Units and shall deliver to the Agent as soon as practicable thereafter its reasonable requirements of conformed or commercial copies of any such new Prospectus or, if required, other Supplementary Material. Subject to its obligations under Securities Laws, the Corporation will not file any such new amended disclosure documentation or material change report without first obtaining the written approval of the form and content thereof by the Agent, which approval shall not be unreasonably withheld or delayed.

6.3. The Corporation will in good faith discuss with the Agent as promptly as possible any circumstance or event which is of such a nature that there is or reasonably ought to be consideration given as to whether there may be a material change or change in a material fact or other change described in paragraph 6.1.

6.4. If during the period of distribution of the Offered Units, there shall be any change in the Securities Laws which, in the reasonable opinion of the Agent, requires the filing of Supplementary Material, the Corporation shall, to the satisfaction of the Agent, acting reasonably, promptly prepare and file such Supplementary Material with the appropriate securities regulatory authority in each of the Qualifying Jurisdictions and with the SEC, or in any other Selling Jurisdictions where such filing is required.

ARTICLE 7
CLOSING

7.1. The Closing shall be completed at the Closing Time via electronic means or at the offices of the Corporation's Counsel in Montreal, or at such other place as the Agent, for and on behalf of itself and the other members of the Selling Group, and the Corporation may agree upon. At or prior to the Closing Time, the Corporation shall deliver or cause to be delivered to the Agent certificates in definitive form and/or book-entry only securities in accordance with the "non-certificated" inventory rules and procedures of CDS Clearing and Depository Services Inc. ("CDS") representing the Offered Units registered in the name of CDS or in such other name or names as shall be designated by the Agent. The payment made to the Corporation of the proceeds from the sale of such Offered Units will be net of the Agent's Fee and net of amounts payable to the Agent's Counsel, as more fully set out under Article 12, in lawful money of Canada by wire transfer.  The Agent shall contemporaneously deliver a receipt for such Offered Units and the Agent's Fee and expenses. In addition, the Corporation, shall at the Closing Time, issue to the Agent the Compensation Warrant Certificates.

ARTICLE 8
REPRESENTATIONS, WARRANTIES

AND COVENANTS OF THE CORPORATION

8.1. The Corporation hereby represents and warrants to the Agent (for and on behalf of the Agent and the other members of the Selling Group) and acknowledges that the Agent (for and on behalf of the Agent and the other members of the Selling Group) are relying upon such representations and warranties in acting hereunder that:

(a) Reporting Issuer and TSXV Status. The Corporation is a "reporting issuer" (a) in the Qualifying Jurisdictions, and (b) is not in default of any requirement of applicable Securities Laws in any material respect. The Corporation is not in material default of any requirement of such legislation or of any corporate or administrative policies including, without limitation, the Delaware General Corporation Law, and is in all material respects in compliance with the by-laws, rules and regulations of the TSXV.

(b) No Subsidiaries. The Corporation has no direct or indirect subsidiaries and does not own any securities of any entity (excluding portfolio investments) other than securities in the capital of IntelGenx Corp. ("Subsidiary") and 6544631 Canada Inc. which are held as follows: (a) the Corporation holds 100% of the outstanding securities of 6544631 Canada Inc. except for the exchangeable shares in the capital of 6544631 Canada Inc. which are not held by the Corporation and which are exchangeable by their holders, on a one for one basis, into Common Shares; (b) 6544631 Canada Inc. holds 77% of the outstanding securities of IntelGenx Corp; (c) the Corporation holds 23% of the outstanding securities of IntelGenx Corp.; (d) no other person has any other right, option or agreement to acquire any securities of such subsidiaries. Each of the subsidiaries of the Corporation are duly incorporated and authorized to carry on business in the jurisdiction in which it carries on business or owns property where so required by the laws of the jurisdiction.

(c) Domestic Issuer. The Corporation is a "domestic issuer" (as defined in Rule 902(e) of Regulation S under the U.S. Securities Act).

(d) U.S. Reporting Issuer; Compliance with U.S. Securities Laws. The common shares of the Corporation are registered under Section 12(g) of the U.S. Exchange Act and the Corporation has timely filed, within the last twelve (12) months, all required reports under the U.S. Exchange Act with the SEC and such filings are accurate and complete, and comply with all applicable form requirements, in all material respects. The Corporation meets all applicable qualification requirements to file a registration statement on Form S-1 with the SEC as a "smaller reporting company". The Registration Statement has been declared effective by the SEC and no "stop order" has been issued suspending its effectiveness.

(e) Short Form Eligibility. The Corporation is eligible to file a short form prospectus under NI 44-101 in each of the Qualifying Jurisdictions.

(f) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Prospectus, when they were filed with the Securities Commissions, conformed in all material respects to the requirements of the Canadian Securities Laws and, to the extent applicable, U.S. Securities Laws; and any further documents to be incorporated by reference in the Prospectus prior to the completion of the distribution of the Offered Units, when such documents are so filed, will conform in all material respects to the applicable requirements of the Canadian Securities Laws and, to the extent applicable, U.S. Securities Laws, and will not contain a misrepresentation within the meaning of Canadian Securities Laws or an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or not misleading in the light of the circumstances under which they were made.

(g) No voting agreement. No agreement to which the Corporation is a party or of which the Corporation is aware is in force or effect which in any manner affects the voting or control of any of the securities of the Corporation.

(h) Reports and Documents, etc. There are no reports or information that in accordance with the requirements of the Canadian Securities Laws, the U.S. Securities Act or the U.S. Exchange Act must be made publicly available in connection with the Offering that have not been made publicly available as required. There are no contracts or documents required to be filed with the Securities Commissions in the Qualifying Jurisdictions or with the SEC in connection with the Prospectus, the U.S. Final Prospectus or the Registration Statement that have not been filed as required pursuant to the Canadian Securities Laws, the U.S. Securities Act or the U.S. Exchange Act.

(i) Liabilities. The Corporation has no liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, which are not disclosed or referred to in the Financial Statements or referred to or disclosed herein, other than liabilities, obligations, or indebtedness or commitments (i) incurred in the normal course of business, or (ii) which would not reasonably be expected to have a Material Adverse Effect.

(j) Distribution of Offering Material by the Corporation. The Corporation has not distributed and will not distribute, prior to the completion of the distribution of the Offered Units, any offering material in connection with the Offering and sale of the Offered Units other than the Prospectus and any marketing materials in accordance with Section 5.1.

(k) Authorization. This Agreement, has been duly authorized, executed and delivered by the Corporation. As of the Closing Date, the Warrant Indenture and Compensation Warrant Certificates will have been duly authorized, executed and delivered by, and will be a valid and binding agreement of, the Corporation, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(l) No Material Adverse Change. Since the respective dates as of which information is given in the Prospectus and the U.S. Final Prospectus: (i) there has been no change, or any development that could reasonably be expected to result in a change, in the condition, financial or otherwise, or in the earnings/losses, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Corporation which would give rise to a Material Adverse Effect, (ii) the Corporation has not incurred any material liability or obligation, indirect, direct or contingent nor entered into any material transaction or agreement, and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Corporation on any class of share capital or repurchase or redemption by the Corporation of any class of share capital. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Corporation has not sent or received any communication regarding termination of, or intent not to renew, any of the contracts, agreements or customer relationships referred to or described in the Prospectus or the U.S. Final Prospectus, or referred to or described in any Document Incorporated by Reference.

(m) Independent Accountants. Richter LLP ("Richter"), which has delivered its report with respect to the Financial Statements, is a firm of independent public, certified public or chartered accountants as required by the applicable Canadian Securities Laws and satisfies the accountant independence requirements of Rule 2-01 of Regulation S-X under the U.S. Securities Exchange Act and the applicable rules of the U.S. Public Company Accounting Oversight Board. There has not been any "reportable event" (as that term is defined in National Instrument 51-102 Continuous Disclosure Obligations of the Canadian Securities Administrators) with Richter or any other prior auditor of the Corporation.

(n) Preparation of the Financial Statements. The Financial Statements included or incorporated by reference in the Prospectus present fairly, in all material respects, the financial position of the Corporation as of and at the dates indicated and the results of its operations and cash flows for the periods specified. Such Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements are required by the Canadian Securities Laws to be included or incorporated by reference in the Prospectus. The financial data set forth in the Prospectus fairly present, in all material respects, the information set forth therein on a basis consistent with that of the Financial Statements.

(o) Incorporation and Good Standing of the Corporation. The Corporation has been duly incorporated and is validly existing as a Corporation and in good standing under the laws of Delaware and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement, the Warrant Indenture and the Compensation Warrant Certificates. The Corporation is duly qualified as a corporation, foreign corporation, or extra-provincial corporation, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.

(p) Minute Books. The corporate records and minute books of the Corporation that have been made available to the Agent and Agent's Counsel contain, in all material respects, complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since September 2016, and originals or copies of all resolutions and by-laws duly passed or confirmed by the directors or shareholders of the Corporation other than at a meeting.

(q) Capitalization and Other Share Capital Matters.

(i) The authorized, issued and outstanding share capital of the Corporation is as set forth in the Prospectus under the caption "Description of Capital".

(ii) The Common Shares, Warrants and Compensation Warrants conform in all material respects to the description thereof contained in the Prospectus and the U.S. Final Prospectus.

(iii) The Common Shares to be sold by the Corporation have been duly authorized for issuance and sale and, when issued and delivered by the Corporation on the Closing Date, will be validly issued, fully paid and non-assessable, and will constitute valid and binding obligations of the Corporation enforceable in accordance with their terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and the issuance and sale of the Common Shares is not subject to any pre-emptive rights, rights of first refusal or other similar rights to subscribe for or purchase the Common Shares created by law or the Corporation.

(iv) The Common Shares underlying the Warrants and the Compensation Warrants have been duly authorized and reserved for issuance pursuant to the terms of the Warrant Indenture and Compensation Warrant Certificates and when issued by the Corporation upon valid conversion of the Warrants and Compensation Warrants, and payment of the exercise price therefor, will be duly and validly issued, fully paid and non-assessable, and the issuance of the Common Shares is not subject to any pre-emptive rights, rights of first refusal or other similar rights to subscribe for or purchase the securities of the Corporation created by law or the Corporation.

(r) No Applicable Registration or Other Similar Rights. There are no persons with registration or other similar rights to have any equity or debt securities registered or qualified for sale under the Prospectus or included in the Offering who have not waived such rights in writing (including electronically) prior to the execution of this Agreement.

(s) Options and Warrants to Purchase Securities. Except as described in the Prospectus, there are no authorized or outstanding options, warrants, pre-emptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any Common Shares of the Corporation, granted by the Corporation.

(t) Stock Exchange Listings. The Corporation's outstanding Common Shares are listed and posted for trading on the TSXV under the symbol "IGX" and are traded on the OTCQX under the symbol "IGXT" and no order to cease trading or suspending trading in the Common Shares or prohibiting the trading of any Common Shares is in force and no proceedings for such purpose are pending or, to the knowledge of the Corporation, threatened.

(u) Directors and Officers. To the knowledge of the Corporation, none of the current directors or officers of the Corporation are now, or have ever been, subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public corporation or of a corporation listed on a particular stock exchange.

(v) Transfer Agent. The Transfer Agent has been duly appointed as registrar and transfer agent for the Common Shares of the Corporation.

(w) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Except as disclosed in the Prospectus and the U.S. Final Prospectus, the Corporation is not in violation of its articles or by-laws, and is not in default (nor would it be, with the giving of notice or lapse of time, in default) ("Default") under any indenture, mortgage, loan or credit agreement, note, guarantee, contract, franchise, lease or other instrument to which the Corporation is a party or by which it is bound (including, without limitation, any credit agreement, guarantee, indenture, pledge agreement, security agreement or other instrument or agreement evidencing, guaranteeing, securing or relating to indebtedness of the Corporation, if any), or to which any of the property or assets of the Corporation is subject (each, an "Existing Instrument"), except for such Defaults as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. The Corporation's execution, delivery and performance of this Agreement and the Indenture, the consummation of the transactions contemplated hereby and thereby and by the Prospectus and the issuance and sale of the Offered Units (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the constating documents or the by-laws of the Corporation, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Corporation pursuant to, or require the consent of any other party to, any Existing Instrument except for such conflicts, breaches, Defaults or a Debt Repayment Triggering Event as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect and (iii) will not result in any material violation of any law, administrative regulation or administrative or court decree applicable to the Corporation. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Corporation's execution, delivery and performance of this Agreement, the Indenture and the consummation of the transactions contemplated hereby and by the Prospectus, except such as have been obtained or made or, as contemplated by this Agreement, will be obtained or made, by the Corporation and are in full force and effect. As used herein, a "Debt Repayment Triggering Event" means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Corporation.

(x) ERISA. The U.S. Employee Retirement Income Security Act of 1974 ("ERISA") does not apply to the Corporation.

(y) No Material Actions or Proceedings. Except as described in the Prospectus and the U.S. Final Prospectus, there are no legal or governmental actions, suits, claims, investigations or proceedings pending or, to the Corporation's knowledge, threatened or contemplated (i) against or affecting the Corporation, (ii) which have as the subject thereof any officer or director (in his or her capacity as such) of, or property owned or leased by, the Corporation or (iii) relating to environmental or discrimination matters, where in any such case (A) there is a reasonable expectation that such action, suit or proceeding will be determined adversely to the Corporation or such officer or director, (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the consummation of the transactions contemplated by this Agreement and (C) any such action, suit or proceeding is or would be material in the context of the sale of the Offered Units. Except as described in the Prospectus and the U.S. Final Prospectus, no material labour dispute with the employees or independent contractors of the Corporation exists or, to the Corporation's knowledge, is threatened or imminent.

(z) Employment Standards, Human Rights Legislation. Except as disclosed in the Prospectus and the U.S. Final Prospectus, there are no outstanding complaints against the Corporation before any government employment standards branch, tribunal or human rights tribunal, nor, to the knowledge of the Corporation, are there any threatened material complaints or any occurrence that may reasonably be expected to lead to a material complaint, in each case under any human rights legislation or employment standards legislation. Except as disclosed in the Prospectus and the U.S. Final Prospectus, there are no outstanding decisions or settlements or pending settlements under any employment standards legislation that place any obligation upon the Corporation to do or to refrain from doing any act. The Corporation is not delinquent in any material respect in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it or amounts required to be reimbursed to such employees, consultants or independent contractors, and all such amounts have been properly accrued in the books and records of the Corporation in all material respects. The Corporation is in compliance in all material respects with all applicable laws related to employment, including those related to wages, hours and the payment and withholding of taxes and other sums as required by law and has not and is not engaged in any unfair labour practice.

(aa) Proposed Acquisition. There are no material agreements, contracts, arrangements  or understandings (written or oral) with any persons relating to the acquisition or proposed acquisition by the Corporation of any material interest in any business (or part of a business) or corporation, nor are there any other specific contracts or agreements (written or oral) in respect of any such matters in contemplation.

(bb) Intellectual Property Rights.

(i) Except as disclosed in the Prospectus and the U.S. Final Prospectus, the Corporation or Subsidiary, as applicable, is the sole and exclusive owner of all right, title and interest in and to, or has a valid and enforceable right to use pursuant to a written license, all trademarks, trade names, service marks, patents, patent applications, other patent rights, copyrights, domain names, software, inventions, processes, databases, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar intellectual property rights, whether registered or unregistered and in any jurisdiction (collectively, "Intellectual Property Rights") reasonably necessary to conduct its businesses as now conducted or proposed to be conducted as described in the Prospectus, free and clear of all liens and encumbrances.

(ii) Except as disclosed in the Prospectus and the U.S. Final Prospectus, to the knowledge of the Corporation, the Corporation's business as now conducted or proposed to be conducted as described in the Prospectus, does not infringe, conflict with or otherwise violate any Intellectual Property Rights of others, and neither the Corporation nor the Subsidiary has received, or has been threatened with, any notice of infringement or conflict with asserted Intellectual Property Rights of others, or any facts or circumstances which would render any Intellectual Property Rights invalid or inadequate to protect the interest of the Corporation therein.

(iii) To the knowledge of the Corporation, there is no infringement by third parties of any Intellectual Property Rights owned by the Corporation or the Subsidiary, as applicable.

(iv) Except as disclosed in the Prospectus and the U.S. Final Prospectus, there is no pending or, to the knowledge of the Corporation, threatened action, suit, proceeding or claim relating to Intellectual Property Rights owned by the Corporation or the Subsidiary, as applicable.

(v) Except as disclosed in the Prospectus and the U.S. Final Prospectus, neither the Corporation nor the Subsidiary is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property Rights of any other person or entity.

(vi) All licenses for Intellectual Property Rights owned or used by the Corporation or the Subsidiary, as applicable, are valid, binding upon and enforceable by or against the Corporation or the Subsidiary, as applicable, and, to the Corporation's knowledge, against the parties thereto in accordance with their terms.

(vii) None of the technology employed by the Corporation or the Subsidiary, as applicable, has been obtained or is being used by the Corporation or the Subsidiary, as applicable, in violation of any contractual obligation binding on the Corporation or the Subsidiary, as applicable, or, to the Corporation's knowledge, any of its officers, directors or employees or otherwise in violation of the rights of any third party.

(viii) Except as would not result in a Material Adverse Effect, all assignments from inventors to the Corporation have been obtained and filed with the appropriate patent offices for all of the Corporation's patent applications.

(ix) Except as would not reasonably be expected to result in a Material Adverse Effect, the Corporation or the Subsidiary, as applicable, does not have knowledge of any claims of third parties to any ownership interest or unregistered lien with respect to the Corporation's or the Subsidiary, as applicable, or its licensors' patents and patent applications.

(x) Except as disclosed in the Prospectus and the U.S. Final Prospectus, the Corporation does not know of any facts which would form a basis for a finding of unenforceability or invalidity of any of the patents, trademarks or service marks of the Corporation or the Subsidiary, as applicable.

(xi) The Corporation does not know of any material defects of form in the preparation or filing of the patent applications of the Corporation or the Subsidiary, as applicable.

(xii) To the knowledge of the Corporation, the Corporation or the Subsidiary, as applicable, has complied with the U.S. Patents and Trademark Office duties of candor and disclosure for each patent and patent application of the Corporation.

(xiii) Except as disclosed in the Prospectus and the U.S. Final Prospectus, the Corporation does not know of any fact with respect to the patent applications of the Corporation or the Subsidiary, as applicable, presently on file that (A) would preclude the issuance of patents with respect to such applications, (B) would lead it to conclude that such patents, when issued, would not be valid and enforceable in accordance with applicable regulations or (C) would result in a third party having any rights in any patents issuing from such patent applications.

(xiv) The Corporation has taken all commercially reasonable steps to protect, maintain and safeguard each of its rights in all Intellectual Property Rights, including to its knowledge, the execution of appropriate nondisclosure and confidentiality agreements.

(cc) Change in Legislation. Except as described in the Prospectus, the Corporation is  not aware of any legislation, or proposed legislation, which it reasonably expects will have a Material Adverse Effect.

(dd) FDA, Health Canada and Other Regulatory Authorities.

(i) Except as disclosed in the Prospectus and the U.S. Final Prospectus, the Corporation or the Subsidiary, as applicable, holds all licenses, certificates, approvals and permits from all provincial, federal, state, United States, foreign and other regulatory authorities, including but not limited to the United States Food and Drug Administration (the "FDA"), Health Canada ("HC"), the European Medicines Agency (the "EMA") and any foreign regulatory authorities performing functions similar to those performed by the FDA, HC and the EMA, that are material to the conduct of the business of the Corporation as such business is now conducted as described in the Prospectus, all of which are valid and in full force and effect and there is no proceeding pending or, to the knowledge of the Corporation, threatened which may cause any such license, certificate, approval or permit to be withdrawn, cancelled, suspended or not renewed.

(ii) Nothing has come to the attention of the Corporation that has caused the Corporation to believe that the completed studies, tests, preclinical studies and clinical trials conducted by or on behalf of the Corporation that are described in the Prospectus were not conducted, in all material respects, in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products or product candidates comparable to those being developed by the Corporation or the Subsidiary, as applicable; or that the drug substances used in the clinical trials have not been manufactured, in all material respects, under "current good manufacturing practices", when required, in the United States, Canada and other jurisdictions in which such clinical trials have been and are being conducted.

(iii) No filing or submission to the FDA, HC, the EMA or any other regulatory body, that was or is intended to be the basis for any approval of the Corporation's products or product candidates, to the knowledge of the Corporation, contains any material omission or material false information.

(iv) Neither the Corporation nor the Subsidiary, as applicable, is not in violation in any material respect, of any material law, order, rule, regulation, writ, injunction or decree of any court or governmental agency or body, applicable to the investigation of new drugs in humans and animals, including, but not limited to, those promulgated by the FDA, HC or the EMA.

(ee) Clinical Trials. The descriptions in the Prospectus of the results of the clinical trials referred to therein are consistent in all material respects with such results and no other studies or other clinical trials whose results are known to the Corporation are materially inconsistent with or otherwise materially call into question the results described or referred to in the Prospectus. To the Corporation's knowledge, the studies, tests and preclinical and clinical trials conducted by or on behalf of the Corporation were and, if still pending, are, in all material respects, being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable laws and authorizations.

(ff) All Necessary Permits, etc. The Corporation or the Subsidiary, as applicable, possesses such valid and current certificates, authorizations or permits issued by the appropriate federal, provincial, state, local or foreign regulatory agencies or bodies necessary to conduct its business, as now conducted, except where the failure to possess such certificates, authorizations or permits would not, individually or in the aggregate, result in a Material Adverse Effect, and the Corporation has not received, nor has any reason to believe that it will receive, any notice of proceedings relating to the revocation or modification of, or non- compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(gg) Title to Properties. The Corporation has good and marketable title to all property and other assets reflected as owned by it in the Financial Statements, in each case (except as disclosed in the Prospectus and the U.S. Final Prospectus) free and clear of any security interests, mortgages, liens, encumbrances, equities, adverse claims and other defects except those that do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Corporation. The real property, improvements, equipment and personal property held under lease by the Corporation are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the conduct of the business of the Corporation.

(hh) Tax Law Compliance. The Corporation has filed all United States federal, Canadian federal and all other foreign, provincial, state, local or other income and franchise tax returns required to be filed by it or has properly requested extensions thereof, other than those tax returns where the failure to file would not result in a Material Adverse Effect, and has paid all taxes and any similar assessment, including interest and penalties applicable thereto, that are due and payable by it, other than those being contested in good faith and by appropriate proceedings, those as to which adequate reserves have been provided or those where failure to pay would not, individually or in the aggregate, result in a Material Adverse Effect.

(ii) Insurance. The Corporation maintains insurance covering the properties, operations, personnel and business of the Corporation in such amounts and with such deductibles and covering such risks as are reasonably adequate and customary for its business. The Corporation has no knowledge that it will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to result in a Material Adverse Effect. The Corporation has not been denied any insurance coverage which it has sought or for which it has applied in the past two years.

(jj) Working Capital. To the Corporation's knowledge and taking into account the available working capital and the maximum net proceeds receivable by the Corporation following the sale of the Offered Units, the Corporation has sufficient working capital for its present requirements for a period of at least 12 months from the date of the Prospectus.

(kk) Related Party Transactions. There are no material business relationships or related-party transactions required to be described in the Prospectus which have not been described in the Prospectus.

(ll) Sarbanes-Oxley Act. The Corporation is in compliance in all material respects  with all applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the commission thereunder. There is and has been no failure on the part of the Corporation or any of its directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith, including, without limitation, Section 402 related to loans;

(mm) Statistical and Market-Related Data. The statistical, demographic and market- related data included in the Prospectus are based on or derived from sources that the Corporation believes to be reliable and accurate in all material respects or represent the Corporation's good faith estimates that are made on the basis of data derived from such sources.

(nn) Compliance with Environmental Laws.

(i) Except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Corporation is not in violation of any federal, provincial, state, local, municipal or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemical pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws");

(ii) Except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Corporation has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements;

(iii) there are no pending or, to the knowledge of the Corporation, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Corporation; and

(iv) to the knowledge of the Corporation, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean- up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Corporation relating to Hazardous Materials or any Environmental Laws.

(oo) Brokers. Except pursuant to this Agreement, the Corporation has incurred no liability for any finder's or broker's fee or agent's commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or by the Prospectus.

(pp) No Outstanding Loans or Other Extensions of Credit. The Corporation has not extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit, in the form of a personal loan, to or for any shareholder, director or executive officer (or equivalent thereof) of the Corporation and which remains outstanding.

(qq) Compliance with Laws. The Corporation has not been advised, and has no reason to believe, that it is not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, except where failure to be so in compliance would not result in a Material Adverse Effect.

(rr) Foreign Corrupt Practices Acts. Neither the Corporation nor, to the knowledge    of the Corporation, any director, officer, agent, employee, affiliate or other person acting on behalf of the Corporation is aware of or has made any contribution or other payment or taken any action, directly or indirectly, that has resulted or would result in a violation of the Foreign Corrupt Practices Act of 1977 (United States), as amended, and the rules and regulations thereunder (the "FCPA"), and the Corruption of Foreign Public Officials Act (Canada) (the "CFPOA"), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any "foreign public official" (as such term is defined in the CFPOA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the CFPOA.

(ss) OFAC. Neither the Corporation nor, to the knowledge of the Corporation, any director, officer, agent, employee, affiliate or person acting on behalf of the Corporation is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department ("OFAC"); and the Corporation will not directly or indirectly use the proceeds of the Offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any United States sanctions administered by OFAC.

(tt) Controls and Procedures. The Corporation has established and maintains  disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the U.S. Exchange Act) and is in compliance with such certification requirements set out therein with respect to the Corporation's annual and interim filings. The Corporation has established and maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the U.S. Exchange Act) that has been designed by the Corporation's principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial  statements for external  purposes  in  accordance with U.S. GAAP. No material weakness has been identified in the Corporation's internal control over financial reporting (whether or not remediated) and, except as set forth in the Prospectus, since December 31, 2016, there has been no change in the Corporation's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Corporation's internal control over financial reporting.

(uu) Audit Committee. The Corporation's board of directors has validly appointed an audit committee whose composition satisfies the requirements of National Instrument 52-110 - Audit Committees.

(vv) Parties to Lock-Up Agreements. The Corporation shall cause each of the Corporation's directors and officers to execute and deliver to the Agent a lock-up agreement (the "Lock-Up Agreement") in favour of the Agent in a form satisfactory to the Agent, acting reasonably, on or before the Closing Date, whereby such director and officer of the Corporation shall agree not to, without the prior written consent of the Agent, such consent not to be unreasonably withheld, for a period of 90 days following the completion of the Offering (the "Lock-Up Period"), authorize, sell or issue or announce its intention to authorize, sell or issue, or negotiate or enter into an agreement to sell or issue any securities of the Corporation, provided, however, that the Corporation may issue (A) securities to effect transactions for any pre-existing obligation of the Corporation currently set forth in its EDGAR filings, (B) options, deferred stock units, restricted share units or performance share units to purchase Common Shares, or issue Common Shares upon exercise or vesting of options, restricted share units, performance share units, or deferred share units pursuant to any stock option, stock bonus or other equity compensation plans or arrangements described in the Corporation's EDGAR filings, (C) Common Shares pursuant to the exercise of warrants or conversion of convertible debentures or convertible notes, outstanding as of the date hereof, (D) Common Shares in connection with interest payments of the Corporation's existing convertible debentures or convertible notes and (E) securities to the third entity listed in Schedule "C" to the Engagement Letter, or any of its affiliates, in the context of a strategic investment provided that after such issuance the holdings of such entity and each of its affiliates, collectively does exceed 19.9% of the then issued Common Shares of the Corporation calculated on a partially diluted basis; and (F) each of the entities listed in Schedule "C" to the Engagement Letter, and any of their affiliates, if less than $8,000,000 is raised in this Offering provided that any such securities issued shall be on terms no more favourable than the terms provided to purchasers in the Offering. If any additional persons shall become directors or officers of the Corporation prior to the end of the Lock-Up Period, the Corporation shall cause each such person, prior to or contemporaneously with their appointment or election as a director or officer of the Corporation, to execute and deliver to the Agent a Lock-Up Agreement.

8.2. Any certificate signed by any officer on behalf of the Corporation and delivered to the Agent or Agent's Counsel in connection with the offering of the Offered Units shall be deemed to be a representation and warranty by the Corporation as to matters covered thereby to the Agent.

ARTICLE 9
CONDITIONS TO CLOSING

9.1. The obligations of the Agent on the Closing Date shall be subject to the performance by the Corporation of its obligations hereunder and the following additional conditions, which conditions the Corporation covenants to exercise its commercially reasonable best efforts to have fulfilled on or prior to the Closing Date and which conditions may be waived in writing in whole or in part by the Agent:

(a) Necessary Filings: the Corporation will have made or obtained the necessary filings, approvals, consents and acceptances to or from, as the case may be, the Securities Commissions, the SEC and the TSXV (subject to satisfaction of certain customary post-closing conditions imposed by the TSXV (the "Standard Listing Conditions")) required to be made or obtained by the Corporation in connection with the Offering, on terms which are acceptable to the Corporation and the Agent, acting reasonably, prior to the Closing Date, it being understood that the Agent will do all that is reasonably required to assist the Corporation to fulfil this condition;

(b) Delivery of Prospectus: if requested by the Agent, the Corporation shall have delivered to the Agent and the Selling Group Members, at such addresses as the Agent and the Selling Group Members may reasonably request, conformed commercial copies of the Preliminary Prospectus and the Final Prospectus;

(c) TSXV Acceptance: the Common Shares, the Warrants including the Warrant Shares and Compensation Warrant Shares, will have been accepted for listing by the TSXV, subject only to the satisfaction by the Corporation of Standard Listing Conditions;

(d) Board Authorization: the Corporation's board of directors will have authorized and approved this Agreement, the Warrant Indenture, the Compensation Warrant Certificates, the sale and issuance of the Offered Units and the issuance of Common Shares upon the conversion of the Warrants and Compensation Warrants, and all matters relating to the foregoing;

(e) Canadian Legal Opinion: the Agent shall have received at the Closing Time a customary legal opinion from the Corporation's Canadian Counsel (or other local counsel to the Corporation, as applicable) covering the laws of the Qualifying Jurisdictions, addressed to the Agent and the Selling Group Members, in which counsel may rely as to matters of fact, on certificates of the Corporation's officers and other documentation standard for legal opinions in transactions of a similar nature, in form and substance acceptable to the Agent, acting reasonably, with respect to the following matters with such opinions being subject to usual and customary assumptions and qualifications, including the qualifications set out below:

(i) the Corporation is a reporting issuer or the equivalent in each of the Qualifying Jurisdictions and not in default under the Securities Laws in the Qualifying Jurisdictions;

(ii) the rights, privileges, restrictions and conditions attached to the Common Shares, Warrants, Compensation Warrants, Warrant Shares and Compensation Warrant Shares are accurately summarized in all material respects in the Prospectus;

(iii) subject to the qualifications, assumptions, limitations and understandings set out therein, the statements set out in the Prospectus, the description set forth in the Prospectus under the headings "Eligibility for Investment" and "Certain Canadian Federal Income Tax Considerations" is a fair summary of such matters in all material respects;

(iv) all necessary documents having been filed, all requisite proceedings having been taken and all approvals, permits, authorizations and consents of the appropriate regulatory authority in each of the Qualifying Jurisdictions (and, if applicable, the other Selling Jurisdictions) having been obtained by the Corporation to qualify the distribution of the Common Shares, Warrants and Compensation Warrants and the issuance of the Common Shares upon conversion of the Warrants and the Compensation Warrants in accordance with the terms thereof in each of the Qualifying Jurisdictions (and, if applicable, the other Selling Jurisdictions) through or to investment dealers or brokers registered under the applicable securities laws who have complied with the relevant provisions of such applicable securities laws and the terms of such registrations; and

(v) the Common Shares, Warrants, Warrant Shares and Compensation Warrant Shares having been accepted for listing on the TSXV, subject to the Standard Listing Conditions.

(f) U.S. Legal Opinion: the Agent shall have received at the Closing Time a customary legal opinion from the Corporation's U.S. Counsel, addressed to the Agent and the Selling Group Members, in which counsel may rely as to matters of fact, on certificates of the Corporation's officers and other documentation standard for legal opinions in transactions of a similar nature, in form and substance acceptable to the Agent, acting reasonably, with respect to the following matters with such opinions being subject to usual and customary assumptions and qualifications, including the qualifications set out below:

(i) the Corporation is a corporation validly existing and in good standing under the laws of the State of Delaware;

(ii) the Corporation has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Warrant Indenture, and the Compensation Warrant Certificates;

(iii) the authorized share capital of the Corporation;

(iv) the Common Shares, Warrants and Compensation Warrants have been duly authorized, issued and delivered by the Corporation;

(v) the Common Shares issuable upon the exercise of the Warrants in accordance with the terms of the Warrant Indenture and upon the exercise of the Compensation Warrants in accordance with the terms thereof have been duly authorized and reserved for issuance by the Corporation and, upon exercise of the Warrants and Compensation Warrants, the Common Shares issued have been validly issued, fully paid and nonassessable;

(vi) the Registration Statement has been declared effective by the SEC under the U.S. Securities Act. To the knowledge of the Corporation's U.S. Counsel, no "stop order" suspending its effectiveness has been issued by the SEC, nor, to the knowledge of the Corporation's U.S. Counsel, is a proceeding for that purpose pending before or contemplated or threatened by the SEC;

(vii) the Registration Statement, the U.S. Prospectus, the U.S. Final Prospectus and any amendment or supplement thereto (other than (i) the financial statements (including the notes thereto) and schedules and other financial, statistical and accounting data contained therein or omitted therefrom and (ii) the documents incorporated or deemed to be incorporated by reference therein, as to which we express no opinion), appeared on their face to be appropriately responsive, as of their respective effective or issue dates, as to form in all material respects with the U.S. Securities Act and the rules and regulations promulgated thereunder;

(viii) the execution, delivery and performance of this Agreement, the Warrant Indenture and the Compensation Warrant Certificates by the Corporation, and the consummation by the Corporation of the transactions contemplated hereby and thereby, and the sale and delivery of the Offered Units and the issuance of the Common Shares upon exercise of the Warrants and Compensation Warrants, does not and will not (as the case may be) result in any breach or default under (nor constitute any event that, with notice, lapse of time, or both, would result in any breach of default under) or conflict with any provision of the Corporation's Certificate of Incorporation, as amended, the Corporation's By-Laws or the Delaware General Corporation Law; and

(ix) all requisite corporate action has been taken by the Corporation to authorize the execution and delivery of each of: the Preliminary Prospectus, the Registration Statement, the Final Prospectus, the U.S. Prospectus, the U.S. Final Prospectus, any Supplementary Material, the filing of the Preliminary Prospectus, the Registration Statement, the U.S. Prospectus, the U.S. Final Prospectus, the Final Prospectus, the Registration Statement and any Supplementary Material with the Securities Commissions or the SEC, this Agreement, the Warrant Indenture and the Compensation Warrant Certificates.

(g) Legal Opinion and Officer's Certificate regarding Intellectual Property Rights: the Agent shall have received at the Closing Time a U.S. legal opinion regarding the Intellectual Property Rights from the Corporation's Intellectual Property Counsel, satisfactory to the Agent and Agent's Counsel, acting reasonably, and a certificate of the Corporation's officers and other documentation standard for legal opinions in transactions of a similar nature, in form and substance acceptable to the Agent, acting reasonably, with respect to such Intellectual Property Rights;

(h) Bring Down Auditors' Comfort Letter: the Agent shall have received at the Closing Time a letter dated the Closing Date from the Corporation's Auditors addressed to the Agent, the Corporation and the directors of the Corporation, in form and substance satisfactory to the Agent and Agent's Counsel, acting reasonably, confirming the continued accuracy of the comfort letter to be delivered to the Agent pursuant to Section 2.4(b) with such changes as may be necessary to bring the information in such letter forward to within two (2) Business Days of the Closing Date, which changes shall be acceptable to the Agent and Agent's Counsel, acting reasonably;

(i) Corporate Certificate: the Agent shall have received at the Closing Time certificates dated the Closing Date, signed by an appropriate officer of the Corporation addressed to the Agent and the Selling Group Members, with respect to: (i) the articles and by-laws of the Corporation, (ii) the authorizing resolutions relating to the distribution of the Offered Units in each of the Qualifying Jurisdictions (other than the province of Quebec), allotment, issue (or reservation for issue) and sale of the Offered Units, the Compensation Warrants, and the authorization, execution and delivery of this Agreement, the Prospectus, the Warrant Indenture and Compensation Warrant Certificates, and the other agreements and transactions contemplated by this Agreement, and (iii) the incumbency and specimen signatures of signing officers of the Corporation who have signed the Prospectus or other documents relating to the Offering;

(j) Closing Certificate: the Agent shall have received at the Closing Time a certificate or certificates dated the Closing Date, and signed on behalf of the Corporation by two senior officers of the Corporation addressed to the Agent and the Selling Group Members certifying for and on behalf of the Corporation, after having made due enquiry and after having carefully examined the Prospectus, that:

(i) the Corporation has duly complied with all covenants and satisfied in all material respects all the terms and conditions in this Agreement on its part to be performed or satisfied at or prior to the Closing Time;

(ii) no order, ruling or determination having the effect of suspending the sale or ceasing, suspending or restricting the trading of the Common Shares, Warrant Shares, Compensation Warrant Shares or any other securities of the Corporation in the United States or any of the Qualifying Jurisdictions (or, if applicable, the other Selling Jurisdictions) has been issued or made by any stock exchange, securities commission or regulatory authority and is continuing in effect and no proceedings, investigations or enquiries for that purpose have been instituted, are pending or, to the knowledge of such officers, are contemplated or threatened under Securities Laws or by any other regulatory authority;

(iii) other than the Offering, there has been no material change or change in a material fact contained in the Prospectus, the U.S. Final Prospectus or any Supplementary Material which fact or change is or may be, of such a nature as to result in a misrepresentation in the Prospectus, the U.S. Final Prospectus or any Supplementary Material or which would result in the Prospectus not complying with applicable Canadian Securities Laws or the U.S. Final Prospectus or Registration Statement not complying with applicable requirements of the U.S. Securities Act; and

(iv) the representations and warranties of the Corporation contained in this Agreement are true and correct in all material respects (except for representations and warranties subject to a materiality qualification, which are true and correct in all respects) as of the Closing Time, with the same force and effect as if made at and as of the Closing Time (other than those which are in respect of a specific date, which shall be accurate in all material respects as of such date), after giving effect to the transactions contemplated by this Agreement;

and the statements in such certificate or certificates shall be true and accurate in all material respects;

(k) Transfer Agent Certificate: the Agent and the Selling Group Members shall have received at the Closing Time a certificate from the Transfer Agent dated the Closing Date and signed by an authorized officer of the Transfer Agent, confirming the issued share capital of the Corporation;

(l) Lock-Up Agreements: the Agent receiving the executed Lock-Up Agreement from each director and officer of the Corporation in favour of the Agent in a form reasonably satisfactory to the Agent as required pursuant to Section 8.1(vv);

(m) No Termination: the Agent not having exercised its rights of termination set forth in Article 10.

ARTICLE 10
TERMINATION RIGHTS

10.1. The Corporation agrees that all representations, warranties, terms and conditions of this Agreement shall be construed as conditions and complied with so far as the same relate to acts to be performed or caused to be performed by it, that it will use its reasonable efforts to cause such representations, warranties, terms and conditions to be complied with, and that any breach or failure by the Corporation to comply with any of such conditions in any material respect shall entitle the Agent, at such Agent's option, to terminate its obligations under this Agreement by notice to that effect given to the Corporation at the Closing Time unless otherwise expressly provided in this Agreement. The Agent may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to its rights in respect of any other such terms and conditions or any other or subsequent breach or non-compliance.

10.2. In addition to any other remedies which may be available to the Agent in respect of any default, act or failure to act, or non-compliance with the terms of this Agreement by the Corporation, the Agent shall be entitled, at such Agent's option, to terminate and cancel, without any liability on the part of such Agent, except in respect of any liability which may have arisen or may arise after such termination under  Article 11 and Article 12, its obligations under this Agreement by giving written notice to the Corporation at any time after the date hereof and prior to the Closing Time, if:

(a) Litigation. Any enquiry, action, suit, investigation or other proceeding, whether formal or informal, is commenced, announced or threatened or any order is made by any securities regulatory authority, stock exchange or any other federal, provincial or other governmental authority in Canada, the United States or elsewhere, including, without limitation, the TSXV, in relation to the Corporation or the Corporation's directors and officers in their capacity as such with the Corporation which, in the opinion of the Agent, acting reasonably, operates to prevent or restrict materially the distribution or trading of the Offered Units, Warrants, Compensation Warrants or Common Shares in any of the Selling Jurisdictions or the trading of the Common Shares in the United States;

(b) Market-Out. Any change in the U.S., Canadian or international financial, political or economic conditions the effect of which is such as to make it, in the reasonable judgment of the Agent, impractical to market or to enforce contracts for the sale of the Offered Units, including without limitation, (i) if trading or quotation in any of the Corporation's securities shall have been suspended or limited by the SEC, or by any Securities Commission in the Qualifying Jurisdictions or by the TSXV, or (ii) trading in securities generally on the TSXV shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the SEC or the Financial Industry Regulatory Authority FINRA, or (iii) the declaration of any banking moratorium by any Canadian federal authorities, or (iv) any major disruption of settlements of securities or payment or clearance services in Canada where the securities of the Corporation are listed;

(c) Disaster Out. There should develop, occur or come into effect or existence any attack on, outbreak or escalation of hostilities or act of terrorism involving  Canada or the United States, any declaration of war by the United States Congress, any other national or international calamity or emergency, or any governmental action, change of applicable law or regulation (or in the judicial interpretation thereof), if, in the reasonable judgment of the Agent, the effect of any such attack, outbreak, escalation, act, declaration, calamity, emergency or governmental action, or change is material and adverse such as to make it impractical or inadvisable to proceed with the offering of the Offered Units or to enforce contracts for the sale of the Offered Units on the Closing Date, on the terms and in the manner contemplated by this Agreement and Final Prospectus or would reasonably be expected to have a significant adverse effect on the state of financial markets in Canada or the business, operations or affairs of the Corporation or the market price or value of the Offered Units or the Common Shares;

(d) Material Adverse Change. There should occur or be announced by the Corporation, any material change or a change in any material fact, or there should be discovered any previously undisclosed material fact (other than a material fact related solely to the Agent or any of their affiliates) required to be disclosed in the Final Prospectus, which results, or in the reasonable judgment of the Agent, is expected to result, in purchasers of a material number of Offered Units exercising their right under applicable legislation to withdraw from their purchase of the Offered Units or, in the reasonable judgment of the Agent, has or may be expected to have a significant adverse effect on the market price or value of the Offered Units or the Common Shares and makes it impractical or inadvisable to market the Offered Units on the terms and in the manner contemplated by this Agreement and Final Prospectus.

10.3. The rights of termination contained in Article 10 are in addition to any other rights or remedies of the Agent may have in respect of any default, act or failure to act or non- compliance by the Corporation in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination, there shall be no further liability on the part of such Agent to the Corporation or on the part of the Corporation to such Agent except in respect of any liability which may have arisen or may arise after such termination under Article 11  and Article 12. A notice of termination by an Agent under this Article shall not be binding on the other Agent or the other members of the Selling Group.

ARTICLE 11
INDEMNITY AND CONTRIBUTION

11.1. The Corporation (the "Indemnitor") shall indemnify and save harmless the Agent, each of the Selling Group Members and any of their respective affiliates and directors, officers, employees, shareholders, partners and agents (collectively, the "Indemnified Parties") from and against all losses, claims, actions, suits, investigations and proceedings, expenses, fees, damages, obligations, payments and liabilities of whatsoever nature or kind (excluding loss of profits), including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable legal fees, disbursements and taxes actually incurred that may be suffered by, imposed upon or asserted against an Indemnified Party as a result of, in respect of, connected with or arising out of any actions, suit, proceeding, investigation or claim that may be made or threatened by any person or in enforcing this indemnity (collectively the "Claims") insofar as such Claims (i) result from third party Claims which arise out of or are based directly or indirectly on the performance of services provided to the Corporation by the Indemnified Parties hereunder or (ii) otherwise relate, directly or indirectly, by reason of any event, act or omission in any way connected, directly or indirectly, with:

(a) any untrue statement or misrepresentation or alleged untrue statement or alleged misrepresentation (except any statement relating solely to the Agent or the Selling Group Members and provided in writing by the Agent or the Selling Group Members) of a material fact contained in the Prospectus, the U.S. Final Prospectus, the Registration Statement, any Supplementary Material, or in any certificate of the Indemnitor delivered under this Agreement or pursuant to this Agreement or any omission or alleged omission to state therein a material fact (except facts relating solely to the Agent and provided in writing by the Agent) necessary in order to make the statements therein not misleading, or not misleading in the light of the circumstances under which they were made;

(b) any material breach by the Indemnitor of any term of or any representation, warranty, covenant or condition in this Agreement or of any agreement or instrument relating thereto;

(c) any material breach or violation or any alleged material breach or violation by the Indemnitor of Securities Laws or applicable TSXV requirements; or

(d) any order made or any inquiry, investigation or other proceeding (formal and informal) announced, instituted or threatened by any securities commission or other regulatory authority or stock exchange based upon the circumstances described in (a) above, preventing, prohibiting or restricting the completion of the transactions contemplated by this Agreement, Warrant Indenture or the Compensation Warrant Certificates or the trading of the Offered Units, Warrant Shares, Compensation Warrant Shares or the Common Shares or the distribution to the public of the Offered Units in any of the Selling Jurisdictions, provided that, in the event and to the extent that a court of competent jurisdiction or a regulatory authority shall determine that such Claims resulted from the gross negligence, fraud or willful misconduct of the Indemnified Party, subject to the right of the Agent and the Selling Group Members to appeal such decision, this indemnity shall not apply.

The rights of indemnity contained in subparagraph (a) of this Section 11.1 shall not apply to the Agent to the extent the Indemnitor has complied with the provisions of Article 6 and the Agent has not provided to the person asserting any Claim contemplated by this Section 11.1 a copy of the Prospectus or any Supplementary Material, which corrects any misrepresentation, untrue statement or omission, or alleged misrepresentation, untrue statement or omission which is the basis of such Claim and which is required, under applicable Securities Laws, to be delivered to such person.

11.2. If any Claim is brought, instituted or threatened in respect of any Indemnified Party which may result in a claim for indemnification under this Agreement, or an Indemnified Party has received notice of the commencement of any investigation in respect of which indemnify may be sought against the Indemnitor, the Indemnified Party will give the Indemnitor prompt written notice of any such Claim of which the Indemnified Party has knowledge and the Indemnitor shall be entitled (but not required) to assume conduct of the defence thereof and retain counsel on behalf of the Indemnified Party who is reasonably satisfactory to the Indemnified Party, to represent the Indemnified Party in such Claim and the Indemnitor shall pay the fees and disbursements of such counsel and all other expenses of the Indemnified Party relating to such Claim as and when incurred. Failure by the Indemnified Party to so notify the Indemnitor shall not relieve the Indemnitor from liability except and only to the extent that the failure prejudices the Indemnitor. If the Indemnitor assumes conduct of the defence for an Indemnified Party, the Indemnified Party shall fully cooperate in the defence including, without limitation, the provision of documents, appropriate officers and employees to give witness statements, attend examinations for discovery, make affidavits, meet with counsel, testify and divulge all information reasonably required to defend or prosecute the Claims.

11.3. In any such Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defence thereof provided that the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the named parties to any such Claim include both the Indemnitor and the Indemnified Party and the representation of both parties by the same counsel, in the written opinion of the Indemnified Party's counsel, would be inappropriate due to actual or potential differing interests between them and in such circumstances the Indemnitor will pay the reasonable fees and disbursements of such additional legal counsel as and when incurred, provided, however, that the Indemnitor shall only be obligated to pay for one set of counsel for all Indemnified Parties (in addition to counsel retained by the Indemnitor).

11.4. No admission of liability and no settlement of any Claim by the Indemnitor shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld or delayed. No admission of liability shall be made by an Indemnified Party without the consent of the Indemnitor and the Indemnitor shall not be liable for any settlement of any Claim made without the Indemnitor's consent, such consent not to be unreasonably withheld or delayed.

11.5. In order to provide for just and equitable contribution in circumstances in which this indemnity would otherwise be available in accordance with its terms but is, for any reason, held to be unavailable to or unenforceable by the Indemnified Parties or enforceable otherwise than in accordance with its terms, the Indemnitor and the Indemnified Parties will contribute to the Claims in such proportions as is appropriate to reflect the relative benefits to and fault of the Indemnitor, on the one hand, and each Indemnified Party on the other hand, in connection with the matter giving rise to such Claims, as well as any other relevant equitable considerations; provided that the Agent and the Selling Group Members shall not in any event be liable to contribute, in the aggregate, any amount in excess of the amount of the Agent's Fee. No person who has been determined by a court of competent jurisdiction in a final and non-appealable judgment to have engaged in any fraud, fraudulent misrepresentation or gross negligence shall be entitled to claim contribution from any person who has not been so determined to have engaged in such fraud, fraudulent misrepresentation or gross negligence.

11.6. The relative benefits received by the Indemnitor on the one hand and the Indemnified Parties on the other hand shall be deemed to be in the proportion that the total proceeds received from the offer and sale of the Offered Units received by the Indemnitor (net of the Agent's Fee but before deducting expenses) is to the Agent's Fee received by the Agent.

11.7. The relative fault of the Indemnitor on the one hand and the Indemnified Parties on the other hand shall be determined by reference to, among other things, whether the matters or things referred to in Section 11.1 which resulted in such Claims relate to information supplied by or steps or actions taken or done or not taken or done by or on behalf of the Indemnitor or to information supplied by or steps taken or actions taken or done or not taken or done by or on behalf of the Agent and the Selling Group Members and the relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or misrepresentation, or other matter or thing referred to in Section 11.1.

11.8. The parties agree that it would not be just and equitable if contribution pursuant to this section were determined by any method of allocation which does not take into account the equitable considerations referred to in this section.

11.9. In the event and to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable determines that an Indemnified Party was grossly negligent, fraudulent or guilty of wilful misconduct in connection with a Claim in respect of which the Indemnitor has advanced funds to the Indemnified Party pursuant to this indemnity, such Indemnified Party shall reimburse such funds to the Indemnitor and thereafter this indemnity shall not apply to such Indemnified Party in respect of such Claim. The Indemnitor agrees to waive any right the Indemnitor might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity.

11.10. The rights to contribution provided in Section 11.5 shall be in addition to and not in derogation of any other right to contribution which the Indemnified Parties may have by statute or otherwise at law or in equity. Subject to Section 11.5 the Indemnitor waives all rights of contribution that it may have against any Indemnified Party relating to any Claim in respect of which the Indemnitor has agreed to indemnify the Indemnified Parties hereunder.

11.11. The Agent shall act as trustee for the Selling Group Members and for the Agent's and Selling Group Members' respective affiliates, directors, officers, employees and agents of the covenants of the Indemnitor under this Article 11 with respect to such persons and accept the trust and shall hold and enforce the covenants on behalf of such persons.

11.12. Subject to Section 11.3, if any Claim is brought in connection with the transactions contemplated by this Agreement and the Agent or the Selling Group Members are required to testify in connection therewith or are required to respond to procedures designed to discover information relating thereto, the Agent and the Selling Group Members will have the right, subject to Section 11.3 hereof, to employ its own counsel in connection therewith, and the fees and disbursements of such counsel in connection therewith as well as the reasonable fees at a reasonable per diem rate for its directors, officers, employees and agents involved in preparation for and attendance at such proceedings or in so responding and any other reasonable costs and out-of-pocket expenses incurred by it in connection therewith will be paid by the Indemnitor as and when they are incurred.

ARTICLE 12
EXPENSES

Whether or not the Offering contemplated by this Agreement is completed, the Corporation shall pay all expenses of or incremental to the Offering, including, but not limited to: (a) the costs of the Corporation's counsel, auditors and other advisors, (b) the costs of printing, filing fees, stock exchange fees and similar incidental expenses, (c) the fees of the Agent's legal counsel up to a maximum of $187,500 plus disbursements and applicable taxes, and (d) the "out of pocket" expenses of the Agent including but not limited to their travel expenses in connection with due diligence and marketing activities. The Agent's expenses, including the fees and disbursements of its counsel, shall be payable on the Closing Date, subject to the prior receipt of appropriate supporting documentation by the Corporation.

For expenses other than the fees of the legal counsel, the Agent and any Selling Group Members shall not incur out of pocket expenses in excess of $10,000 without prior written authorization of the Corporation.

All or part of the amount payable under this Agreement may be subject to the federal Goods and Services Tax, Harmonized Sales Tax and/or applicable provincial sales tax (collectively, "Tax"). Where Tax is applicable, an additional amount equal to the amount of Tax owing or paid will be charged to the Corporation.

ARTICLE 13
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations, warranties, covenants, obligations and agreements contained in this Agreement and in any document delivered pursuant to this Agreement and in connection with delivery of and payment for the Offered Units contemplated herein shall survive the delivery of and payment for the Offered Units and the termination of this Agreement and shall continue in full force and effect for the period hereinafter described for the benefit of the Agent (for and on behalf of the Agent and the Selling Group Members) or the Corporation, as the case may be, regardless of the Closing of the Offering, any subsequent disposition of the Offered Units and any investigation by or on behalf of the Agent or the Selling Group Members with respect thereto. Such representations, warranties, covenants, obligations and agreements of the Corporation shall survive for a period ending on the latest date under applicable Securities Laws that a purchaser of Offered Units may be entitled to commence an action with respect to the purchase of Offered Units pursuant to the Offering, provided that the representations, warranties, covenants, obligations  and agreements of the Corporation shall survive during the pendency of any actions commenced prior to the expiration of such period. Notwithstanding the foregoing, in the case of any fraud or fraudulent misrepresentation of the Corporation, the representations, warranties and covenants of such party contained in this Agreement or in agreements, certificates or other documents referred to in this Agreement or delivered pursuant to this Agreement shall survive the sale of the Offered Units and the termination of this Agreement and shall remain in full force and effect indefinitely.

ARTICLE 14
AGENT'S SECURITIES ACTIVITIES AND FINANCIAL ADVISORY SERVICES

The Agent and its respective affiliates are engaged in a broad range of securities activities and financial advisory services. The Agent and its respective affiliates carry on a range of businesses on their own account and for their clients, including providing stock brokerage, investment advisory, investment management, proprietary financings and custodial services. It is possible that the various divisions, business groups and affiliates of the Agent which provide these services may hold long, short or derivative positions in securities or obligations of companies which are or may be involved in any transaction contemplated hereby and effect transactions in those securities or obligations for their own account or for the account of their clients. Accordingly, there may be situations where these divisions, business groups and affiliates and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the interests of the Corporation, and the Corporation agrees that such divisions, business groups and affiliates, and their clients, may hold such positions, effect such transactions and take such other actions without regard to the Corporation's interests. In addition, research analysts of the Agent and its respective affiliates may hold and make statements or investment recommendations and/or publish research reports with respect to the Corporation, the transactions contemplated by this Agreement or any other party involved in such transactions that differ from or are inconsistent with the views or advice communicated by the Agent. The Corporation acknowledges and agrees that the Selling Group Members may be similarly situated. The Corporation agrees that the Agent, the Selling Group Members and its affiliates may undertake any business activity (including, without limitation, performing the same or similar engagements for other clients in the Corporation's industry) without further consultation with or notification to the Corporation. Furthermore, the Corporation agrees that the Agent, the Selling Group Members and their affiliates shall not have a duty to disclose to the Corporation or use on behalf of the Corporation any information whatsoever about, relating to or derived from those activities.

ARTICLE 15
GENERAL

15.1. Time shall be of the essence of this Agreement.

15.2. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

15.3. All funds referred to in this Agreement shall be in Canadian dollars unless otherwise stated herein.

15.4. Unless herein otherwise expressly provided, any notice, request, direction, consent, waiver, extension, agreement or other communication that is required to or may be given or made hereunder shall be in and shall be sufficiently given if delivered personally, or via email to such party, as follows:

(a) in the case of the Corporation:

IntelGenx Technologies Corp.
6420 Abrams

Ville St. Laurent, Québec, H4S 1Y2

Attention: André Godin

Email: andre@intelgenx.com

with a copy (for information purposes only and not to constitute notice) to:

McCarthy Tétrault LLP

1000, De La Gauchetière Street West

Montréal, Québec H3B 0A2

Attention: Fraser Bourne

Email: fbourne@mccarthy.ca

Dorsey & Whitney LLP

TD Canada Trust Tower

Brookfield Place, 161 Bay Street, Suite 4310

Toronto, Ontario M5J 2S1

Attention: Richard Raymer

Email: raymer.richard@dorsey.com

(b) in the case of the Agent and the Selling Group Members, if applicable:

Echelon Wealth Partners Inc.

1 Adelaide Street East, Suite 2100

Toronto, Ontario, M5C 2V9

Attention:  Michael Lorimer, Managing Director,

Healthcare Investment Banking

Email: mlorimer@echelonpartners.com

Attention:  Beth Shaw, Head of Equity Capital Markets

Email: bshaw@echelonpartners.com

with a copy to:

Dickinson Wright LLP

Commerce Court West

199 Bay Street, Suite 2200

Toronto, Ontario M5L 1G4

Attention: Andre G. Poles

Email : apoles@dickinsonwright.com

Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the day on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day and if transmitted by fax or email, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission.

Any party hereto may change its address for service from time to time by notice given to each of the other parties hereto in accordance with the foregoing provisions.

15.5. If any provision of this Agreement shall be adjudged by a competent authority to be invalid or for any reason unenforceable in whole or in part, such invalidity or unenforceability shall not affect the validity, enforceability or operation of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

15.6. Except as required by law or as deemed necessary to the Corporation in connection with legal or regulatory proceedings, the written or verbal advice or opinions of the Agent and the Selling Group Members, including any background or supporting materials or analysis, will not be publicly disclosed or referred to or provided to any third party by the Corporation without the prior written consent of the Agent (for and on behalf of the Agent and the Selling Group Members), in each specific instance such consent not to be unreasonably withheld. The Agent (for and on behalf of the Agent and the Selling Group Members) expressly disclaim any liability or responsibility by reason of any unauthorized use, publication, distribution of or reference to any written or verbal advice or opinions or materials provided by the Agent or the Selling Group Members or any unauthorized reference to the Agent, the Selling Group Members or this Agreement.

15.7. The Corporation agrees that the Agent and the Selling Group Members may, subsequent to the announcement of the Offering, make public its involvement with the Corporation in the Offering, including the right of the Agent or the Selling Group Members, as applicable, at its own expense to, following completion of the Offering, place advertisements describing its services to the Corporation in financial, news or business publications.

15.8. The Corporation acknowledges that it has retained the Agent under this Agreement solely to provide the services set forth in this Agreement. In rendering such services, the Agent will act independent contractors, and the Agent owes their duties arising out of this Agreement solely to the Corporation and to no other person. The Corporation acknowledges that nothing in this Agreement is intended to create duties to the Corporation beyond those expressly provided for in this Agreement, and the Agent, the Selling Group Members and the Corporation specifically disclaim the creation of any partnership, joint venture, fiduciary, agency or non-contractual relationship between, or the imposition of any partnership, joint venture, fiduciary, agency or non-contractual duties on, either party. Except as set out in Article 11, nothing in this Agreement is intended to confer upon any other person any rights or remedies under this Agreement or by reason of this Agreement. For greater certainty, the Agent and the Selling Group Members will not provide any legal, tax, accounting or regulatory advice, either pursuant to this Agreement or otherwise. The Corporation will be solely responsible for engaging and instructing such legal, tax, accounting and regulatory professionals as it deems necessary for purposes of the subject matter of this Agreement.

15.9. This Agreement may be executed by any one or more of the parties to this Agreement by facsimile or electronic transmission and in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

15.10. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and shall not be changed, modified or rescinded, except in writing signed by the parties. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement.

15.11. The parties hereto have required that this agreement and all documents and notices related thereto and/or resulting therefrom be drawn up in English only. Les parties aux présentes ont exigé que la présente convention ainsi que tous les documents et avis qui s'y rattachent et/ou découleront soient rédigés en langue anglaise seulement.

[Signature page follows]

Would you kindly confirm the agreement of the Corporation to the foregoing by executing this Agreement and thereafter returning such executed copy to the Agent.

Yours truly,

ECHELON WEALTH PARTNERS INC.

By: (s) David G. Anderson
        Name: David G. Anderson
        Title: Head of Investment Banking

Accepted and agreed to as of the date first written above.

INTELGENX TECHNOLOGIES CORP.

By:	(s) Horst G. Zerbe
Name: Dr. Horst G. Zerbe
Title: Chief Executive Officer

SCHEDULE "A"
NOTICE OF EXERCISE OF
OVER-ALLOTMENT OFFERING

To: INTELGENX TECHNOLOGIES CORP.

Pursuant to the terms of the Agency Agreement by and between IntelGenx Technologies Corp. and Echelon Wealth Partners, dated as of January 27, 2020 (the "Agency Agreement"), notice is hereby provided that the Agent is exercising their right to increase the size of the Offering by _________________ Offered Units at a price of $0.50 per Offered Unit on _______________________________, 2020.

Capitalized terms used but not defined in this Notice of Exercise of Over-Allotment Offering shall have the meaning ascribed to such terms in the Agency Agreement.

Dated at Toronto this ____ day of ______________________, 2020.

ECHELON WEALTH PARTNERS INC.

Per:
Authorized Signature

SCHEDULE "B"

PRESIDENT'S LIST

The subscribers on the President’s List are as follows:

  Jonathan Goodman
  Dr. Spencer Rozin
  Massimo Continolo